Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Solid Third-Quarter 2010 Financial Results

CHICAGO, October 28, 2010 – CME Group Inc. (NASDAQ: CME) today reported that third-quarter total revenues increased 13 percent to $733 million and operating income increased 10 percent to $443 million from the year-ago period. Third-quarter net income was $244 million, up 21 percent from third quarter last year, and diluted earnings per share were $3.66, up 20 percent.

“For the third consecutive quarter, we’ve shown solid year-over-year volume gains,” said CME Group Executive Chairman Terry Duffy. “Additionally, we’ve seen strong performances in several areas, including 41 percent growth in Treasury contracts versus the same time period last year, and combined 32 percent growth across our FX, agricultural commodities and metals products, with strong participation during non-U.S. trading hours. This performance highlights the value of CME Group’s wide array of products to a diverse, global user base, which in turn creates optimal strategic positioning for us going forward.”

“In addition to the growth seen in our core business, we advanced many strategic initiatives during the third quarter,” said CME Chief Executive Officer Craig Donohue. “We broadened our over-the-counter clearing services with the announcement of our cleared OTC interest rate swaps offering, which has cleared $660 million in transactions to date. We launched futures based on the volatility indexes for crude oil and gold during the quarter, and more recently also launched On-The-Run Treasury futures. Finally, we continue to work closely with our customers and regulators as we actively participate in the Dodd-Frank rulemaking process. These endeavors combine to create a strong foundation for capturing future growth opportunities.”

CME Group Inc. Third-Quarter 2010 Financial Highlights

($s in millions, except per share)	Q3 FY10	Q3 FY09	Y/Y	YTD FY10	YTD FY09	Y/Y
Revenues	$733	$650	13%	$2,241	$1,945	15%
Expenses	$291	$249	17%	$868	$759	14%
Operating Income	$443	$401	10%	$1,373	$1,187	16%
Operating Margin %	60.4%	61.7%		61.3%	61.0%
Net Income Attributable to CME Group	$244	$202	21%	$755	$623	21%
Diluted EPS	$3.66	$3.04	20%	$11.39	$9.37	22%

- more -

Third-quarter 2010 average daily volume was 11.6 million contracts, up 14 percent compared with third-quarter 2009. Clearing and transaction fee revenue was $599 million, up 11 percent from $541 million in third-quarter 2009. Market data and information services revenue was $101 million, up 25 percent from $81 million in the same quarter last year, and includes the second full quarter of revenue from CME Group Index Services. The total average rate per contract for CME Group was 81 cents, down 3 percent from third-quarter 2009.

Third-quarter 2010 operating expense was $291 million, up 17 percent compared with third-quarter 2009, as we continue to invest in growth opportunities. Third-quarter 2010 non-operating expense was $27 million, driven primarily by interest expense and borrowing costs of $36 million, offset by $13 million of investment income. Additionally, the third-quarter 2010 effective tax rate was 41.2 percent, down from 43.1 percent in third-quarter 2009.

As of September 30, the company had $613 million of cash and marketable securities and $2.5 billion of debt. During the quarter, the company paid down $300 million of debt.

CME Group will hold a conference call to discuss third-quarter 2010 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

CME Group (www.cmegroup.com), the world’s largest and most diverse derivatives marketplace, serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on trading floors in Chicago and New York. By acting as the buyer to every seller and the seller to every buyer, CME Clearing virtually eliminates counterparty credit risk. CME Clearing also offers financial safeguards to help mitigate systemic risk, providing the security and confidence market participants need to operate, invest and grow. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products such as weather and real estate. CME Group is listed on NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex, E-mini and CME ClearPort are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade, Inc. are trademarks of the Board of Trade of the City of Chicago. NYMEX and New York Mercantile Exchange are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to generate revenues from our processing services; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products in foreign jurisdictions; changes in government policy, including policies relating to common or directed clearing

- more -

and changes resulting from the adoption and implementation of the Dodd-Frank Act and any changes in the regulation of our industry with respect to speculative trading in commodity interests and derivative contracts; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

10-173

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$568.2	$260.6
Marketable securities	44.3	42.6
Accounts receivable, net of allowance	333.4	248.3
Other current assets	106.9	165.6
Cash performance bonds and security deposits	2,996.4	5,981.9

Total current assets	4,049.2	6,699.0
Property, net of accumulated depreciation and amortization	740.6	738.5
Intangible assets - trading products	17,038.0	16,982.0
Intangible assets - other, net of accumulated amortization	3,470.5	3,246.5
Goodwill	7,961.0	7,549.2
Other assets	427.2	435.8

Total Assets	$33,686.5	$35,651.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$43.8	$46.7
Short-term debt	420.5	299.8
Other current liabilities	205.5	195.2
Cash performance bonds and security deposits	2,996.4	5,981.9

Total current liabilities	3,666.2	6,523.6
Long-term debt	2,104.4	2,014.7
Deferred tax liabilities, net	7,769.9	7,645.9
Other liabilities	177.4	165.8

Total Liabilities	13,717.9	16,350.0
Redeemable non-controlling interest	67.8	—
Shareholders’ equity	19,900.8	19,301.0

Total Liabilities and Shareholders’ Equity	$33,686.5	$35,651.0

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Clearing and transaction fees	$598.7	$540.6	$1,860.9	$1,605.2
Market data and information services	101.4	81.4	291.0	249.0
Access and communication fees	11.3	11.4	33.4	34.5
Other	22.0	17.0	55.2	56.6

Total Revenues	733.4	650.4	2,240.5	1,945.3

Expenses
Compensation and benefits	110.4	87.3	312.3	262.0
Communications	9.8	11.5	30.8	35.5
Technology support services	12.5	11.3	37.4	34.7
Professional fees and outside services	26.1	17.9	82.5	61.9
Amortization of purchased intangibles	32.4	30.7	95.5	94.5
Depreciation and amortization	33.1	32.3	98.1	93.4
Occupancy and building operations	17.0	19.1	57.7	57.3
Licensing and other fee agreements	20.5	21.2	62.8	67.5
Restructuring	—	0.6	(0.5)	5.2
Other	28.7	17.1	91.2	46.7

Total Expenses	290.5	249.0	867.8	758.7

Operating Income	442.9	401.4	1,372.7	1,186.6

Non-Operating Income (Expense)
Investment income	12.6	10.5	28.1	22.4
Impairment of long-term investment	—	(22.4)	—	(22.4)
Gains (losses) on derivative investments	—	—	6.0	—
Securities lending interest income	—	—	—	2.8
Securities lending interest and other costs	—	—	—	(0.1)
Interest and other borrowing costs	(35.9)	(32.1)	(105.2)	(103.2)
Equity in losses of unconsolidated subsidiaries	(3.9)	(1.6)	(6.9)	(4.5)
Other income (expense)	—	—	—	(0.4)

Total Non-Operating	(27.2)	(45.6)	(78.0)	(105.4)

Income Before Income Taxes	415.7	355.8	1,294.7	1,081.2

Income tax provision	(171.4)	(153.5)	(539.0)	(458.0)

Net Income	244.3	202.3	755.7	623.2
Less: Net income attributable to redeemable non-controlling interest	—	—	0.5	—

Net Income Attributable to CME Group	$244.3	$202.3	$755.2	$623.2

Earnings per Common Share Attributable to CME Group:
Basic	$3.67	$3.05	$11.42	$9.39
Diluted	3.66	3.04	11.39	9.37

Weighted Average Number of Common Shares:
Basic	66,556	66,384	66,125	66,339
Diluted	66,744	66,573	66,320	66,514

CME Group Inc.

Quarterly Operating Statistics

	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Trading Days	64	64	61	64	64

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

Product Line	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Interest rates	4,422	4,368	5,120	6,074	5,020
Equities	2,656	2,514	2,815	3,455	2,809
Foreign exchange	660	754	887	1,035	866
Energy	1,484	1,564	1,609	1,798	1,657
Agricultural commodities	708	750	786	855	941
Metals	201	292	327	308	257

Total	10,132	10,243	11,544	13,525	11,550

Venue
Electronic	8,267	8,399	9,562	11,340	9,574
Open outcry	1,264	1,210	1,318	1,539	1,327
Privately negotiated	147	170	190	198	181

Exchange-traded Total	9,679	9,779	11,070	13,077	11,082
CME ClearPort	453	464	474	448	468

Total	10,132	10,243	11,544	13,525	11,550

Average Rate Per Contract (RPC)

CME Group RPC

Product Line	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010
Interest rates	$0.505	$0.509	$0.503	$0.481	$0.495
Equities	0.722	0.733	0.713	0.713	0.708
Foreign exchange	0.853	0.816	0.803	0.798	0.795
Energy	1.694	1.606	1.636	1.581	1.540
Agricultural commodities	1.199	1.278	1.244	1.282	1.256
Metals	1.849	1.872	1.734	1.749	1.791

Average RPC	$0.834	$0.849	$0.821	$0.790	$0.810

Venue
Exchange-traded	$0.765	$0.783	$0.754	$0.732	$0.747
CME ClearPort	2.304	2.236	2.392	2.489	2.292

Note: Average daily volume and rate per contract figures for prior periods have been revised due to standardizing NYMEX reporting conventions to follow CME Group’s treatment of post-trade transactions such as exercises, assignments and deliveries.